First Amendment To Quantum Technology Group,
Inc.
License Agreement


	This Amendment made effective as of the
______ day of ____________, 2003, by and
between the University of Florida Research
Foundation, Inc. ("UFRF") a not-for-profit
Florida corporation, and Quantum Technology
Group, Inc. ("Quantum"), a corporation
organized and existing under the laws of Idaho;

	WHEREAS, UFRF and Quantum entered into a license agreement effective August 28, 2002
(the "License Agreement") and desire to amend certain provisions of that agreement to recognize certain development requirements relating to Licensed Patent;

	NOW THEREFORE, in consideration of the
mutual covenants and agreements set forth below in the Amendment, the parties covenant and agree as follows:


1.	Section 3.2.2 "Development" this
section shall be amended to read as
follows:

"Licensee agrees that the first
commercial sale of products to the
retail customer shall occur on or
before March 31, 2004. or this
Agreement shall terminate pursuant
to Section 7.3 hereto."

2.	Section 3.4.1 "Other Payments" the
payment schedule shall be amended to
read as follows:

Payment		Year

$10,000		2004
$10,000		2005
$10,000		2006
$10,000	2007 (and every
year thereafter
on the same date,
for the life of
this agreement).

3.	This Amendment shall be effective
during the entire term of the license.

4.	This Amendment and the License
Agreement together constitute the full
understanding between the parties with
references to the subject matter
hereof.



Page One of Two

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the dates indicated below.


UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.


By: __________________________
	Date: ______________________
	David L. Day
	Director


QUANTUM TECHNOLOGY GROUP, INC.


By: ___________________________		Date:
_______________________
	Liem T. Nguyen
	President & C.E.O.



























Page Two of Two